                                                                    EXHIBIT 10.7

                                 STEAM CONTRACT

                                    between

                        PROJECT ORANGE ASSOCIATES, L.P.

                                   as Company

                                      and

                              SYRACUSE UNIVERSITY

                                  as Customer



DATED:  February 27, 1990

                               TABLE OF CONTENTS
                               -----------------
  RECITALS                                                                     1
  ARTICLE I  GENERAL PROVISIONS.............................................   3
     Section 1.01.  The Facility............................................   3
     Section 1.02.  Construction, Installation and Operation of Facility....   4
     Section 1.03.  Net Lease of Land.......................................   5
     Section 1.04.  Interconnection Points; Maintenance Obligations.........   6
     Section 1.05.  Operation and Maintenance of Existing Plant.............   8
     Section 1.06.  Term of Agreement.......................................  11
  ARTICLE II  SUPPLY OF STEAM...............................................  14
     Section 2.01.  Purchase and Sale of Steam..............................  14
     Section 2.02.  Price of Steam..........................................  17
     Section 2.03.  Payment for Steam; Meters...............................  31
     Section 2.04.  Report of Sales to Ancillary Customers..................  32
  ARTICLE III  DISCONTINUANCE, CURTAILMENT
    OR INTERRUPTION OF STEAM SUPPLY.........................................  33
     Section 3.01.  General.................................................  33
     Section 3.02.  Emergency Interruptions.................................  34
     Section 3.03.  Default by the Company; Remedies; Take-over of Facility.  35
  ARTICLE IV  SECURITY......................................................  43
  ARTICLE V  INDEMNITY......................................................  45
     Section 5.01.                                                            45
     Section 5.02.                                                            45
     Section 5.03.                                                            46
     Section 5.04.                                                            46
  ARTICLE VI  MISCELLANEOUS.................................................  47
     Section 6.01.  Customer Training.......................................  47
     Section 6.02.  Pledge or Assignment....................................  47
     Section 6.03.  Notices.................................................  48
     Section 6.04.  Severability............................................  49
     Section 6.05.  Choice of Law...........................................  49
     Section 6.06.  Entire Agreement; Amendments............................  49
     Section 6.07.  Waivers.................................................  50
     Section 6.08.  Termination.............................................  51
     Section 6.09.  Approval................................................  51


                                      -i-
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EXHIBITS

Exhibit A      Description of the Leased Land

Exhibit A-1    Lease Agreement

Exhibit B      Schematic Diagram of Interconnection Points

Exhibit C      Operating Agreement for Existing Plant

Exhibit D      Adjustment of Formula Price

Exhibit E      Cogeneration Facility Degradation Chart

Exhibit F      Form of Consent and Agreement


                                     -ii-
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                                 STEAM CONTRACT
                                 --------------

          This Agreement ("Agreement"), dated as of February 27, 1990, between Syracuse University, a New York educational corporation having its principal office at Syracuse, New York (the "Customer"), and Project Orange Associates, L.P., a Delaware limited partnership (the "Company").

                                    RECITALS

          1. The Company has undertaken to acquire, construct, install and operate a facility for the production of steam and electric power (as hereinafter more specifically described, the "Facility") on property to be leased by the Customer to the Company under a certain Lease Agreement dated the date of this Agreement and annexed to this Agreement as Exhibit A-1.

          2. The Customer desires to purchase, on its own behalf and on behalf of certain other institutional users located near the premises of the Customer who from time to time now or hereafter share steam costs with the Customer (the "Ancillary Customers"), its and the Ancillary Customers' requirements for steam from the Company.

          3. A standby steam generating facility is necessary to provide an alternate source of steam to meet the steam requirements of Customer and its Ancillary Customers whenever the Facility is inoperable or incapable of meeting these steam requirements.

          4. The Company desires to use and operate the Customer's existing steam generation facility (as hereinafter more specifically described, the "Existing Plant") to provide the required alternate source of steam.

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          5.  The Customer acknowledges that the execution and delivery of this
Agreement and the assignment by the Company of its rights under it, as security, is a necessary prerequisite of the Company's ability to obtain financing for the Facility and related costs (any and all such financings which may be secured by a Permitted Mortgage, as that term is defined in Article 23 of the Lease Agreement, and which are from time to time outstanding, are hereinafter referred to as the "Financing");

          6. The Customer and a predecessor of the Company have previously entered into a certain Steam Contract, dated as of December 28, 1987, pertaining to the subject matter of this Agreement (the "Prior Agreement"). This Agreement is intended to supersede the Prior Agreement which has been terminated by contemporaneous separate agreement between the Customer and such predecessor.

          NOW, THEREFORE, the parties agree as follows.

                                   ARTICLE I

                               GENERAL PROVISIONS
                               ------------------

          Section 1.01.  The Facility.

          The Facility will consist principally of (i) two General Electric type LM 5000 gas turbines, each having an aggregate capacity at ISO conditions of approximately 40 megawatts of electric power, two waste heat boilers which shall include supplemental duct firing with a capacity of producing 450,000 pounds of steam per hour for net export to the Customer at the pressures and temperatures necessary to provide the steam requirements of Customer and its Ancillary Customers, and related gas, steam and electric handling installations and buildings and structures (sometimes collectively referred to as the "Cogeneration Plant"), (ii) all steam, water

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and condensate lines, apparatus and equipment necessary or appropriate for the supply of steam by the Company from the Cogeneration Plant to the Customer's steam system and chilled water plant at the interconnection points A-l and A-2 described in Section 1.04, (iii) all fuel lines, gas lines and electric transmission lines (exclusive of those owned by Niagara Mohawk Power Corporation or any other public utility), fuel storage facilities and related apparatus necessary or appropriate for the operation of the Cogeneration Plant and the Existing Plant and (iv) all improvements, additions, substitutions and replacements of each of the foregoing. The Company will coordinate the operation of the Facility with the Customer's Existing Plant which the Company will operate as provided in Section 1.05.

          Section 1.02.  Construction, Installation and Operation of Facility.

          The Company agrees to construct, install and operate the Facility at its sole cost and expense and without charge to the Customer, except for the steam charges provided in this Agreement. Without limitation of the generality of the foregoing, the Company will, without expense to the Customer, contract with an entity reasonably approved by the Customer (the "Contractor") for all requisite engineering, construction, installation, testing and operation services. The Customer may, at its option, require the Contractor to provide, without expense to the Customer, performance and payment bonds or other assurances of completion in an amount equal to the total cost of the construction, acquisition and installation of the Facility, which is presently estimated to be $73,100,000. If the holders of a Permitted Mortgage shall not require performance and payment bonds for the total cost of the Facility, the Contractor may provide performance and payment bonds for less than the total cost of the Facility, but not less than eighty (80%) percent of the total cost of the Facility, provided guarantees of completion and performance for the balance of the cost of the Facility shall be provided by entities, and in form, reasonably acceptable to the University. The Company shall also make available to Customer, as an additional insured, the benefits of any System Efficacy Insurance or comparable performance insurance to be provided to the Company by the Contractor. The Company will be responsible for obtaining, without additional expense to the Customer, all permits, licenses, authorizations and other approvals required by governmental authorities for the installation and operation of the Facility and for the operation of the Existing Plant. The Customer agrees to cooperate with the Company by providing all relevant information available to it, without incurring unreasonable expenses.

          The Company shall operate and maintain the Facility in good operating condition in accordance with customary utility maintenance procedures and in compliance with all applicable present and future laws, ordinances, regulations, rules, requirements, orders and directives of governmental authorities.

          The Company shall not increase the electric generating capacity of the Cogeneration Plant above 80 megawatts without the prior written consent of the Customer.

          Section 1.03.  Net Lease of Land.

          The Customer shall lease to the Company for a term (the "Lease Term") commencing on the date that the Company begins the activities described in
Section 1.02 and expiring on the expiration date or sooner termination of this Agreement or the Lease Agreement, in accordance with their terms, the land described on Exhibit A annexed to this Agreement (the "Leased Land") for an annual rental equal to $1.00 per year payable on the first day of each year of the Lease Term and on the additional terms and conditions contained in the Lease Agreement.

The Company shall reimburse the Customer the sum of $12,500, which represents the costs and expenses incurred by the Customer on behalf of the Company for the zoning approvals obtained in the Town of Onondaga on behalf of the Company pursuant to Section 1.03 of the Steam Contract between Gas Alternative Systems, Inc. and the Customer dated October 4, 1984 no later than the date upon which the Company receives any part of its Financing for the Facility. The rent payable for the Leased Land shall be absolutely net to the Customer so that, except as otherwise expressly provided in the Lease Agreement, the Company shall bear all responsibility for insurance, maintenance, repairs and taxes and all costs, expenses and obligations of any type whatsoever arising in respect of the Facility or the Leased Land, including all liabilities to third parties, and shall indemnify and shall hold harmless the Customer against any of them. Upon expiration or sooner termination of the Lease Term in accordance with the terms of the Lease Agreement, the Facility and any improvements of it or the Leased Land shall become the property of the Customer, without any further consideration by the Customer or any further act or deed required of either the Company or the Customer, provided, however, that the Company shall execute and deliver to the Customer such documents as the Customer reasonably shall request to evidence Customer's ownership.

          Section 1.04.  Interconnection Points; Maintenance Obligations.

          Steam will be supplied by the Company to the Customer at the interconnection points between the Facility and the Customer's steam system and chilled water plant marked as points A-l and A-2, respectively, on the schematic diagram annexed to this Agreement as Exhibit B, at which point delivery of steam will be deemed to have been effected, with title and all risk passing to the Customer. The Customer will provide to the Company the condensate return from

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its steam distribution system ("the condensate return") in an amount no less than .50 of a pound of condensate for each pound of steam supplied by the Company ("the minimum amount"), but shall have no obligation to supply any make-up water or cooling water, which shall be the obligation of the Company. The condensate return shall meet the following standards ("the condensate standards") at the points of interconnection between the Customer's condensate return lines and the Company's condensate return lines ("the condensate interconnections"):

          (i)    no more than 5 ppm of hardness,
          (ii)   no more than 2 ppm of total organic carbon (TOC), and
          (iii)  no more than 20 ppm of total dissolved solids.

          The Company, at its sole cost and expense, shall install one or more valves or other appropriate devices at the condensate interconnections for sampling and measuring the condensate return. The results of the sampling and measurement of the condensate return by the Company shall be made available to the Customer. If the condensate return fails to meet the condensate standards or if the Customer fails to provide the Company the minimum amount of condensate return, the Customer shall pay the Company its incremental costs for the polish treatment of the condensate return to meet the condensate standards and the cost of any make-up water required because of the failure of the Customer to provide the minimum amount of condensate return ("the condensate charge"). The condensate charge shall be added to the next invoice for steam rendered to the Customer together with a statement showing the basis of the calculation of the condensate charge. The Company shall provide the Customer such additional information with respect to the calculation of the condensate charge as the Customer reasonably may request.

          Section 1.05.  Operation and Maintenance of Existing Plant.

          The Customer's Existing Plant is a steam generation facility which consists principally of 4 gas fired and oil fired steam boilers and related apparatus and equipment and provides the steam requirements of the Customer and its Ancillary Customers, and is located at Taylor Street in the City of Syracuse, New York. The Company shall, with its own work force and at its sole cost and expense, operate and maintain the Existing Plant as a standby and supplemental steam generation facility for the period and pursuant to the terms and conditions contained in the Operating Agreement for Existing Plant annexed to this Agreement as Exhibit C ("Operating Agreement").

          As more specifically provided in the Operating Agreement, the Company shall pay to the Customer, in consideration of its right to operate the Existing Plant, annually on each anniversary of the Commencement Date (or the Commercial Operation Date, if later than the Commencement Date) the following amounts:

                 Anniversary Dates                        Annual Payment
                 -----------------                        --------------

     First through Fifth                                  $        1.00
     Sixth through Fifteenth                               1,250,000.00
     Sixteenth through twentieth                           1,350,000.00
     Twenty-first through thirtieth                        1,450,000.00
     Thirty-first through thirty-ninth                     1,550,000.00


and a final payment of $1,550,000 on the first day of the last month preceding the expiration of the term, except that if the Commercial Operation Date is later than the Commencement Date, the payment on the twentieth anniversary of the Commercial Operation Date shall be increased

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("the increase") by the sum of $104,167 for each full month from the
Commencement Date to the Commercial Operation Date.

          The Company shall have the option to make the annual payment in twelve equal monthly installments, commencing on the first day of the month following each anniversary, together with interest at a rate equal to the prime rate announced by Chase Manhattan Bank, at its principal office in the City of New York, New York ("the prime rate"), plus 200 basis points, on the unpaid portion of the annual payment. Interest shall accrue from the anniversary date and shall be payable on the due date of each monthly installment, calculated by use of the prime rate in effect on the first day of the previous month. The annual payments for the right to operate the Existing Plant shall be payable only once even though they are set forth in both this Agreement and the Operating Agreement, and the obligation to make such payments shall be subject to the express provisions of the Operating Agreement. Except as otherwise provided in the Operating Agreement, the Company also shall bear all responsibility for insurance, maintenance, repairs and taxes, if any, and all costs, expenses and obligations of any type whatsoever arising in respect of the Existing Plant, including all liabilities to third parties and shall indemnify and shall hold harmless the Customer against any of them. As more specifically set forth in the Operating Agreement,

          A. the Existing Plant, except as otherwise expressly permitted in the Operating Agreement, shall be used and operated by the Company only as an alternate or supplemental source of steam to meet the steam requirements of Customer and its Ancillary Customers;

          B. the Existing Plant (i) shall be maintained in as good condition as it exists upon the commencement of the term of the Operating Agreement, ordinary wear and tear excepted, (ii) shall be operated and maintained in compliance with all applicable present and future laws, ordinances, rules, regulations, requirements, orders and directives of governmental authorities, and (iii) shall be operated and maintained in a state of readiness to make available an alternate or supplemental source of steam to the Customer and its Ancillary Customers, at the pressures and temperature and meeting the other requirements of this Agreement, within no more than six (6) hours after the interruption of the required supply of steam from the Facility, provided, however, that the Company shall have satisfied the requirements of this subparagraph (iii) if, within six hours following an interruption of the supply of steam attributable to the involuntary outage of both gas turbines of the Facility due to causes beyond the reasonable control of the Company, it shall have commenced delivery of at least 250,000 pounds per hour of steam from the Existing Plant and shall continue to fire additional boilers in the Existing Plant to the extent necessary to meet Customer's additional demands for steam as promptly as is practical and consistent with the preservation and protection of such boilers;

          C. The Company's obligation to provide an alternate or supplemental source of steam to meet the steam requirements of Customer and its Ancillary Customers may be satisfied by the installation and operation at the Existing Plant of the Auxiliary System (as defined in the Operating Agreement) in the manner and upon the conditions contained in the Operating Agreement.

          Section 1.06.  Term of Agreement.

          The term of this Agreement (the "Term") shall commence upon the date of this Agreement and shall continue in effect, unless sooner terminated in accordance with its provisions, for (i) a period of 40 years from the date (the "Commencement Date") upon which

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the Company shall have commenced delivery of steam to the Customer (other than for testing purposes, which shall not extend beyond a reasonable period of time) either from the Facility or from the Existing Plant (as contemplated by the second unnumbered paragraph of this Section 1.06) plus (ii) an additional period equal to any time elapsed from the Commencement Date to the date (the "Commercial Operation Date") upon which the Company shall have commenced delivery of steam to the Customer from the Facility (other than for testing purposes, which shall not extend beyond a reasonable period of time) in accordance with the requirements of this Agreement. This Agreement may be terminated by the Customer, at its option, upon 30 days' written notice (x) if the Company shall not have closed the construction Financing (the "financial closing") on or before June 30, 1990, or thereafter if the Company fails to diligently pursue, subject to work stoppages not initiated by the Company, the completion of construction of the Facility as soon as reasonably possible with a view towards completion of construction of the Facility and the delivery of steam to the Customer by October 1, 1991 or (y) if the Company abandons the construction of the Facility. Any written notice of termination by Customer shall also be given to the holders of a Permitted Mortgage, who shall have been identified in a written notice by the Company to the Customer, at the address of the holder provided in the Company's notice to the Customer. The holders of any Permitted Mortgage shall have a period of thirty (30) days from the giving of the notice of termination within which to cure the default of the Company in the completion of the construction of the Facility. If the default of completion of construction cannot be cured by the holders of the Permitted Mortgage within such thirty (30) day period, the holders shall have an additional period of ninety (90) days within which to cure the default, provided the holders promptly commence and diligently pursue the curing of the default.

          In the event that the financial closing does not occur by March 1, 1990, the Company shall (provided that the Steam Contract and the Lease Agreement shall not have been sooner terminated, each in accordance with its terms), commencing on October 1, 1991 and continuing thereafter until the Facility is fully operational and commences the delivery of steam to the Customer in accordance with the requirements of this Agreement, provide the Customer its steam requirements and the requirements of its Ancillary Customers from the Existing Plant at the price of $4.27 per thousand pounds of steam (without any adjustment, as that term is defined in Section 2.02 of this Agreement), subject only to the availability of the transportation of natural gas to the Company by Tennessee Gas Transmission Company ("Tenneco"). In the event that the Company shall be obligated to provide steam to the Customer from the Existing Plant in accordance with the preceding sentence, the term of the Operating Agreement shall commence on October 1, 1991 and shall expire upon the expiration of the term of the Steam Contract, unless sooner terminated in accordance with the terms of the Operating Agreement.

          The obligations of the Company to the Customer for the reimbursement of costs and expenses for zoning approvals pursuant to Section 1.03 of the prior Steam Contract between Gas Alternative Systems, Inc. and the Customer dated October 4, 1984 and for any indemnification pursuant to this Agreement shall survive the termination of this Agreement.

                                   ARTICLE II

                                SUPPLY OF STEAM
                                ---------------

          Section 2.01.  Purchase and Sale of Steam.

          A. From the Commencement Date and throughout the remainder of the Term, the Customer will purchase, on its own behalf and on behalf of all Ancillary Customers, all of the Customer's and the Ancillary Customers' requirements for steam and the Company will supply the steam necessary to meet these requirements; provided, however, that the Company shall have no obligation to provide steam at a rate in excess of 450,000 pounds per hour or more than a maximum annual average of 230,000 pounds of steam per hour (a total of 2,014,800,000 pounds during any twelve (12) month period). The Customer shall use its best efforts to schedule its demands for steam to avoid any demand for an amount of steam in excess of the maximum annual amount provided for in the preceding sentence. In no event shall any failure of the Company to provide steam in an amount in excess of any such maximum in any period constitute a default by the Company under this Agreement, the Operating Agreement or the Lease Agreement. The Customer shall be required to accept delivery of and pay for during each successive 12-month period during the Term commencing with the first month beginning after the Commencement Date a quantity of steam (the "Minimum Annual Requirement") equal to the lesser of (i) the minimum amount required to maintain the status of the Facility as a qualifying cogeneration facility under the Public Utility Regulatory Policies Act of 1978 and the regulations promulgated under it or (ii) 60,000 pounds of steam per hour (a total of 525,600,000 pounds in any 12 month period). In the case of any interruption or discontinuance of the supply of steam to Customer which is not the fault of the Customer, the Minimum Annual Requirement shall be reduced proportionately in accordance with the season during which the interruption or discontinuance occurs, based upon historical usages. The Customer shall indemnify the Company for any liability for state or local sales, use or similar taxes, if any, that would be imposed upon the Customer for the Company's sale of steam to the Customer. The Customer may submeter and separately charge all Ancillary Customers for steam delivered to Ancillary Customers, but Customer shall be primarily, and not secondarily or as a surety, obligated to pay the Company for all steam so delivered. The Customer's requirements for steam shall mean (i) all steam distributed by the Customer through its steam distribution system for its own use and (ii) all steam delivered to the Customer for the operation of its chilled water plant. Ancillary Customers' requirements for steam shall mean all steam distributed by the Customer through its distribution system for use by other not-for-profit or governmental organizations sharing steam costs with the Customer, but limited only to the amounts of steam which they are obligated to acquire from the Customer. The Ancillary Customers may include such other not-for-profit or governmental organizations near the premises of Customer to whom the Customer shall from time to time provide steam on a cost-sharing basis.

          B. The Company shall deliver steam at the interconnection point with the Customer's steam system marked A-l on Exhibit B at a pressure of 100 PSIG and at a temperature of 550 [degree] Fahrenheit. The Company shall deliver steam to the inter-connection point with the Customer's chilled water plant designated as A-2 on Exhibit B at a pressure of 275 PSIG and at a temperature of 550 [degree] Fahrenheit. All steam delivered to the Customer shall meet all purity and related requirements for food service facilities and medical facilities under all applicable federal, state and local laws, rules and regulations, and all chemicals used in the treatment of boiler feedwater shall be in compliance with these requirements. The Company, at its sole cost and expense, shall install one or more valves or other appropriate devices at the interconnection point for sampling the steam. The results of the sampling of the steam by the Company shall be made available to the Customer. The Customer shall have no obligation to accept or pay for any steam delivered that does not meet these requirements or to pay for any make up water required because of Customer's refusal to accept delivery of steam that does not meet these requirements. The Facility shall have the capability of meeting any increase in

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demand by Customer for steam by 50 percent within one (1) hour, provided, however, that the Company shall not be obligated to provide more than 450,000 pounds of steam per hour or within any hour.

          C. The Customer shall be the sole and exclusive purchaser of steam generated from the Facility. The Company shall not sell to or furnish to others any steam, power or energy in any form from the Facility (except the sale of electricity to Niagara Mohawk Power Corporation ("NIMO") or other public utility) without the prior written approval of Customer.

          D. Except for the steam to be sold by the Company to the Customer pursuant to this Agreement, neither the Company, nor any entity affiliated with or related to the Company, including, without limitation, any entity controlling, controlled by or under common control with the Company, nor Adam Victor shall directly or indirectly engage in, or in any manner participate in any capacity whatsoever in any venture or project for, the sale or provision of steam or any other form of energy to any of the Ancillary Customers.

          Section 2.02.  Price of Steam.

          A.  Formula Price. Except as otherwise provided in Section 1.06, the
              -------------
price to be paid for steam delivered pursuant to the provisions of this Agreement during each calendar month of the Term shall be the price per thousand pounds then in effect as provided in the following subparagraphs.

          B.  Formula Price I. The base price ("Formula Price I") in effect at
              ---------------
the Commercial Operation Date through the end of the twelfth full calendar month following the month in which the Commercial Operation Date occurs ("the Base Year") shall be $4.27 per thousand pounds of steam ("the Base Year Price"). The Formula Price I for each succeeding calendar month following the Base Year and until the sixteenth (16th) anniversary of the Commercial Operation Date shall be subject to increase or decrease ("the adjustment") on account of any increases or decreases in (i) the monthly price of natural gas to the Customer (which shall constitute 70% of the adjustment) and (ii) Labor and Other Costs (which shall constitute 30% of the adjustment) which will be adjusted once every 12 months on July 1 of each year following the Base Year by the budgeted percentage of increase or decrease for union labor at Syracuse University (which shall constitute 20% of the 30% adjustment) and by the budgeted percentage of increase or decrease in departmental operating budgets at Syracuse University, excluding utilities and other centrally budgeted special items (which shall constitute 80% of the 30% adjustment), as included in the University's budget approved by its Board of Trustees, in accordance with the formula set forth on Exhibit D annexed to this Agreement. For the purposes of this Section 2.02 and Exhibit D, the price of natural gas shall be the rate per thermal unit (net of any adjustments or credits) at which natural gas is obtainable by the Customer from NIMO, pursuant to its Service Classification No. 3 (large general service rate) or its future equivalent.

          C.  Formula Price II. Upon the sixteenth (16th) anniversary of the
              ----------------
Commercial Operation Date and through the end of the calendar month in which the sixteenth anniversary occurs, the base price ("Formula Price II") shall be $2.13 per thousand pounds of steam adjusted by the percentage adjustments made monthly and annually to the Base Year Price during the period prior to the sixteenth
(16th) anniversary of the Commercial Operation Date. By way of illustration, if the Base Year Price were to increase from $4.27 to $6.19 (an aggregate increase of 45%), the Formula Price II would be $3.09 (1.45 x $2.13=$3.09). The Formula Price II for each succeeding calendar month until the end of the Term shall be subject to increase or decrease ("the adjustments") in the same manner as the adjustments of the Formula Price I during the period prior to the sixteenth anniversary of the Commercial Operation Date, as provided in subparagraph B above.

          D.  Incremental Price. (1) Notwithstanding the provisions of the
              -----------------
preceding subparagraphs of this Section 2.02 and without limitation of any additional payments required pursuant to the provisions of subsection (4) of this subparagraph D, the price to be paid per thousand pounds of Excess Steam (as defined below) delivered to the Customer on any day on or after the Commercial Operation Date shall be the sum of (i) the Incremental Fuel Cost (as defined below) for the calendar month in which such day occurs, plus (ii) the Administrative Charge (as defined below), plus (iii) 2% of the sum of the Incremental Fuel Cost and the Administrative Charge.

          (2) For the purposes of this subparagraph D, the following terms shall have the following definitions:

          (i) "Administrative Charge" shall mean the initial sum of $1.25 through the end of the twelfth full calendar month following the month in which the Commencement Date occurs, subject to increase or decrease (an "adjustment") for each succeeding month thereafter by one-twelfth of the budgeted percentage of increase or decrease for union labor at Syracuse University (which shall constitute 20% of the adjustment) and by one-twelfth of the budgeted percentage of increase or decrease in departmental operating budgets at Syracuse University, excluding utilities and other centrally budgeted special items (which shall constitute 80% of the adjustment), as included in the University's budget approved by its Board of Trustees, which budgeted increases or decreases will be determined once every 12 months effective as of July 1 of each year following the initial 12 month period.

          (ii) "BTU" shall mean a British Thermal Unit: the amount of energy required to raise the temperature of one pound of water one degree Fahrenheit at 60 degrees Fahrenheit.

          (iii) "Calculated Excess Steam" shall mean with respect to each day the number (expressed in pounds) equal to the quotient of the Excess Fuel for that day (expressed in BTUs) divided by 1550.

          (iv) "Contract Steam" shall mean with respect to each day the greater of (x) the quantity of steam that would be available for actual delivery to the Customer on that day based upon the consumption in the Facility for the production of steam for the Customer and the generation of electricity of 20,000 dekatherms of natural gas at the average ambient temperature for that day, as such quantity is determined by reference to the chart annexed to this Agreement as Exhibit E, or (y) the excess, if any, of the quantity of steam actually delivered to the Customer on that day over the Calculated Excess Steam for that day.
          (v) "dekatherm" shall mean a quantity of fuel containing 1,000,000 BTUs (higher heating value).

          (vi) "Excess Fuel" shall mean with respect to each day the amount (expressed in BTUs, at higher heating value) equal to the excess, if any, of the aggregate amount of fuel consumed in the Facility and the Existing Plant on that day for the production of steam for the Customer and the generation of electricity, over 20,000 dekatherms.

          (vii) "Excess Steam" shall mean with respect to each day the lesser of (x) Calculated Excess Steam for that day or (y) the excess of the quantity of steam actually delivered to the Customer on that day over Contract Steam for that day.

          (viii) "Incremental Fuel Cost" shall mean the amount, determined separately for each calendar month, equal to the product of (x) the average cost per BTU, determined in accordance with the procedures and limitations set forth in subsection (3) below, of the fuel in excess of 20,000 dekatherms per day consumed in the Facility and the Existing Plant on all days on which Excess Steam is delivered during that month, multiplied by (y) 1,550,000.

          (3) The Company shall use diligent efforts to obtain Excess Fuel at prices and on terms which will assure the availability of Excess Fuel when required at the lowest prices obtainable, having due regard to the certainty of supplies, the possibility of interruption in production or transportation, and other relevant factors. Failure to obtain the lowest price shall not in and of itself constitute a breach of the obligation described in the preceding sentence. In furtherance of the objective described in the first sentence of this subsection (3), on or about September 15 of each year, beginning with the September 15 next following the Commercial Operation Date, the Company shall use its best efforts to obtain and submit to the Customer (i) the names of at least two suppliers of natural gas (other than the local distribution company) which are prepared to make available quantities of natural gas as Excess Fuel during the 12-month period beginning on the November 1 following such submission, together with the proposed arrangements for transportation, and the proposed prices and other terms of sale and transportation, of such gas to the Facility,
(ii) a description of the terms and rates at which natural gas is expected to be available for purchase at the Facility from the local distribution company during such period and (iii) the names of at least two suppliers of No. 2 fuel oil in the Syracuse area which are prepared during such period to provide delivery of No. 2 fuel oil on an "as needed" basis to the Customer's storage tanks located adjacent to the Existing Plant together with the prices and other terms of sale. Within 15 days after receipt of the information described in clauses (i) and (ii) above the Customer shall by notice to the Company designate either (x) the gas suppliers and related transportation arrangements described in clause (i) or (y) the local distribution company, as an acceptable source of back-up and peaking gas supply for such period; provided, however, that in such notice the Customer may disapprove any of the named suppliers of natural gas on commercially reasonable grounds which shall be stated in such notice, and any supplier so disapproved shall not be an acceptable source of back-up and peaking gas supply for such period. Within 15 days after receipt of the information described in clause
(iii) above the Customer may by notice to the Company disapprove any of the named suppliers of No. 2 fuel oil on commercially reasonable grounds which shall be stated in the notice of disapproval, and any named supplier not so disapproved shall thereafter be an approved supplier of No. 2 fuel oil for such period. In the event that all of the named gas suppliers or all of the named No. 2 fuel oil suppliers are disapproved by the Customer, the Customer shall at the time of its disapproval propose one or more alternative gas suppliers (and related pricing and transportation arrangements) or fuel oil suppliers or both, as the case may be, and the Company shall be free to accept such named suppliers (and related pricing and transportation arrangements) in lieu of those originally submitted by it, or to repeat the submission procedure until there is at least one acceptable source of natural gas and at least one approved supplier of No. 2 fuel oil. The Company shall thereafter (A) enter into contracts or other arrangements with at least one acceptable source of natural gas so as to confirm the arrangement for such period described in the Company's submission to the Customer (any arrangement so confirmed for such period being herein referred to as the "gas program") and (B) place orders from time to time with one or more of the approved local suppliers of No. 2 fuel oil so as to confirm arrangements for delivery of such oil. Within a reasonable time prior to the start of each month of such period during which Excess Fuel is expected to be required, the Company shall, based upon price information then available, select as the preferred fuel for that month the less expensive of natural gas from the gas program or No. 2 fuel oil from one or more of the approved suppliers and shall proceed to order, nominate or otherwise make arrangements to procure appropriate quantities of the preferred fuel for that month; provided, however, that if natural gas is designated as the preferred fuel but is not available from the gas program when required, No. 2 fuel oil shall be deemed the preferred fuel until natural gas shall again become available pursuant to the gas program and it shall be practical for the Company to accept delivery of such natural gas. In the event that in making arrangements to purchase gas or No. 2 fuel oil as the preferred fuel for any period the Company shall elect to acquire such gas or oil at a delivered price which is higher than the lowest delivered price available through the gas program or from an approved oil supplier as of the date of comparison by the Company for purposes of making such election, the Company shall provide to the Customer prior to the last day of the month after the month for which such election is effective, a report in appropriate detail specifying its reasons for such election. The price (including all storage and transportation charges and all taxes payable by the Company for the purchase or transportation of the gas) at which natural gas is ordered, nominated or otherwise selected, and available, for delivery to the Company at the Facility during such month through the gas program is herein referred to as the "benchmark gas price," and the price (including any special service or demand charges and taxes payable by the Company for the purchase or transportation of oil) at which No. 2 fuel oil is available or deemed available at the Customer's tanks during such month (as more specifically provided below) is herein referred to as the "benchmark oil price". The benchmark gas price shall not include any taxes on the Project Pipeline (as defined in the Lease Agreement). The cost of fuel for purposes of computing Incremental Fuel Cost for each month shall be the benchmark price of the preferred fuel during that month (on a weighted average basis if there is more than one preferred fuel or more than one price for preferred fuel during the month), except that if and for so long as No. 2 fuel oil (1) is consumed as the preferred fuel, the benchmark oil price shall be the price of oil purchased by the Company from an approved fuel oil supplier, as determined on a first in, first out basis, regardless of the actual cost of No. 2 fuel oil available or purchased during that month, or (2) is the preferred fuel but natural gas, propane or some other fuel is consumed as Excess Fuel, the benchmark oil price shall be deemed to be the actual cost to the Company of No. 2 fuel oil purchased by the Company from an approved supplier on the day within the same month which is closest in time to the day of consumption of such other fuel, or if No. 2 fuel oil is not so purchased by the Company during such month the price at which No. 2 fuel oil is available as of the first day of the month for delivery to the Company at the Customer's tanks through the approved fuel oil supplier from which the Company has then most recently purchased No. 2 fuel oil. All pricing calculations shall be based on the thermal equivalency of 7.12 gallons of No. 2 fuel oil to one dekatherm of natural gas.

          (4) In the event that in order to maintain availability of fuel for the supply of Excess Steam during the period from November 1 of any year to the following March 31, the Company shall nominate and be required to pay for, or to pay transportation or service or minimum charges with respect to, quantities of natural gas in excess of the quantities delivered and consumed as Excess Fuel during such period, a charge equal to 102% of all or any of the amounts so paid may at any time after the end of such period and on or prior to June 1 of that year be separately invoiced by the Company to the Customer and shall be paid for by the Customer, within 30 days after the delivery of any such invoice, as an additional charge for the Excess Steam delivered during that period. The Company shall use reasonable care to nominate no more than the quantities of natural gas reasonably calculated by the Company to be necessary to provide the supply of Excess Steam to the Customer, based upon the Customer's projected steam requirements for the period November 1 through April 1 (as supplied to the Company by the Customer annually on or before August 1 preceding each submission of proposed fuel supply arrangements by the Company to the Customer pursuant to subsection (3) of this subparagraph D), after taking into account any quantities of natural gas prepaid by the Company through the gas program and held by transporters for future delivery to the Company. The invoices by the Company to the Customer pursuant to this subsection (4) shall set forth in reasonable detail the calculation of the amounts invoiced.

          (5) If any change in technology occurs in the operation of the Facility which results in an increase (per 20,000 dekatherms of fuel) in the net steam output of the Facility, the Company shall recalculate the chart annexed to this Agreement as Exhibit E hereto to fairly reflect the effects of such new technology and shall submit the recalculated chart to the Customer, whereupon the recalculated chart shall be substituted for Exhibit E as initially annexed to this Agreement.

          E.  Alternative Technology Adjustment.
              ---------------------------------
          (1) In the event that the Formula Price as in effect on the later of the twentieth anniversary of the Commencement Date or the sixteenth anniversary of the Commercial Operation Date (the "first adjustment date") or on the later of the thirtieth anniversary of the Commencement Date or the twenty-sixth anniversary of the Commercial Operation Date (the "second adjustment date") would be greater than the estimated cost at which the Customer could then obtain its steam requirements, or thermal energy in lieu of such steam requirements, based upon some alternative fuel or technology, or both (the "alternative cost"), after taking into account the capital, labor and other costs that would be incurred by the Customer in connection with the use of such alternative fuel or technology, or both, then by giving written notice to the Company at least six months prior to such first adjustment date or second adjustment date the Customer may elect to reduce the Formula Price as of such first adjustment date or second adjustment date to the amount of the alternative cost (as such cost is determined within 18 months prior to the giving of such notice, based upon reasonable assumptions and projections, including, with respect to the second adjustment date, appropriate assumptions as to the unamortized alternative cost associated with any such election made by Customer as of the first adjustment date, by an independent energy consultant selected by the Customer and acceptable to the Company acting reasonably). The making of such an election with respect to the first adjustment date shall not preclude a further such election with respect to the second adjustment date.

          (2) If the Formula Price shall have been reduced to the amount of the alternative cost upon the first adjustment date, then by giving written notice to the company at least six months prior to the fifth anniversary of the first adjustment date and (unless the Formula Price shall have been reduced to the alternative cost on the second adjustment date) prior to the tenth, fifteenth and, if the twentieth anniversary of the first adjustment date is more than five years before the end of the Term, the twentieth anniversary of the first adjustment date, the Customer may elect to engage an energy consultant to determine the estimated cost at which the Customer could, on such anniversary date, obtain its steam requirements, or thermal energy in lieu of such steam requirements, based upon the same alternative fuel or technology, or both, used, and taking into account the same factors considered, in determining the alternative cost for the first adjustment date. The estimated cost so determined by the energy consultant ("the adjusted Formula Price") shall be substituted for the Formula Price then in effect, as of such anniversary date. The determination of the adjusted Formula Price shall be made by the energy consultant, based upon reasonable assumptions and projections, within three months after the giving of such notice. In making its determination of the adjusted Formula Price, the energy consultant shall assume that there is no change in the fixed cost components of the technology (such as initial capital costs and the amortization and financing of such costs) used in the determination of the alternative cost on the first adjustment date and shall redetermine only the variable cost components of the alternative cost (such as fuel, labor and other variable costs). If the Formula Price shall have been reduced to the amount of the alternative cost upon the second adjustment date, then by giving written notice to the Company at least six months prior to the fifth anniversary of the second adjustment date and, if the tenth anniversary of the second adjustment date is more than five years before the end of the Term, the tenth anniversary of the second adjustment date, the Customer may elect to engage an energy consultant to determine the estimated cost at which the Customer could, on such anniversary date, obtain its steam requirements, or thermal energy in lieu of such steam requirements, based upon the same alternative fuel or technology, or both, used, and taking into account the same factors considered, in determining the alternative cost for the second adjustment date. The estimated cost so determined by the energy consultant ("the readjusted Formula Price") shall be substituted for the Formula Price then in effect, as of such anniversary date. The determination of the readjusted Formula Price shall be made by the energy consultant, based upon reasonable assumptions and projections, within three months after the giving of such notice by the Customer. In making its determination of the readjusted Formula Price, the energy consultant shall assume that there is no change in the fixed cost components of the technology (such as initial capital costs and the amortization and financing of such costs) used in the determination of the alternative cost on the second adjustment date and shall redetermine only the variable cost components of the alternative cost (such as fuel, labor and other variable costs).

          (3) The Formula Price as so reduced or adjusted pursuant to subsections (1) or (2) of this subparagraph shall thereafter be subject to increase or decrease in the same manner as the adjustments of Formula Price I during the period prior to the sixteenth anniversary of the Commercial Operation Date, as provided in subparagraph B above.

          Section 2.03.  Payment for Steam; Meters.

          The Company shall install meters, of a type and quality reasonably acceptable to Customer, to measure the pounds of steam delivered to the Customer at the interconnection points A-1 and A-2 described in Section 1.04 and shall render monthly invoices to the Customer based upon the higher of (i) the readings of meters for the calendar month, which readings shall be conclusive absent manifest error, or (ii) the amount of steam that the Company would have been required to purchase during the calendar month, which, when added to the amount of steam paid for by the Customer during the preceding 11 calendar months, equals the Minimum Annual Requirement. All invoices shall be due and payable upon receipt thereof, and, if not paid within 25 days of receipt, shall be subject to an administrative charge equal to 1-1/2% of the outstanding balance for each month overdue. If any invoice shall remain unpaid for more than 55 days from the date due, it shall be subject to an additional administrative charge equal to 1% of the outstanding balance due for each month overdue beyond the 25th day following the due date. No administrative charge shall be payable if payment of the invoice shall have been disputed in good faith by the Customer, unless, and then only upon the amount in dispute as to which the Customer is found to have been incorrect in withholding payment. The Company may, at its own expense, have the meter tested at any time and the Company will, upon the request of the Customer, have the meter tested whenever requested, provided that the expense of any testing requested by the Customer shall be borne by the Customer unless the test verifies at least a 2% deviation from accurate readings. All meter testings shall be conducted by an independent meter tester designated by the Company and reasonably acceptable to the Customer. A copy of each report rendered by said meter tester shall be delivered to the Customer.

          Section 2.04.  Report of Sales to Ancillary Customers.

          On or before March 1 of each year the Customer shall prepare and deliver to the Company a report of the quantity of steam resold by the Customer to its Ancillary Customers during the preceding calendar year. Such report shall be in such form and shall contain such information as the Company reasonably may require to determine the Company's gross operating income for purposes of
Section 186-a of the New York Tax Law.

                                  ARTICLE III

          DISCONTINUANCE, CURTAILMENT OR INTERRUPTION OF STEAM SUPPLY
          -----------------------------------------------------------

          Section 3.01.  General.

          The Company shall provide a safe and continuous supply of steam to the Customer in the amounts and meeting the specifications required by Customer and its Ancillary Customers as provided in Section 2.01. The Company shall have no responsibility for any failure to supply steam to Customer that is caused, or materially contributed to, by acts of God or a public enemy, strikes, lock-outs, riots, injunctions or other interference through legal proceedings, state, federal or local laws or regulations or requisitions of any governmental authority ("force majeure"), or by the fault of the Customer. If Customer shall be responsible for the interruption of the supply of steam, Customer shall bear all costs incident to the restoration of the supply, and shall not be relieved of its obligations under
Section 2.01. In all cases, the Company shall use its best efforts to restore service or to provide a temporary emergency supply of steam within the shortest period of time technically and reasonably possible from the occurrence of interruption. In determining the reasonableness of any period of interruption, the urgent needs of the Ancillary Customers which are hospital and medical facilities shall be of paramount importance.

          Section 3.02.  Emergency Interruptions.

          The Company may discontinue its supply of steam (i) upon notice to Customer, if in the reasonable judgment of the Company a condition exists which causes the Customer's equipment or installation (except, however, any equipment or installation of the Customer which is the obligation of Company to maintain and repair under the Operating Agreement) to become dangerous or defective or if the Company has received notice from appropriate authorities that the Customer's installation or equipment is dangerous or defective so as to injuriously affect the Company's equipment or the Company's service to others or (ii) immediately if, in the opinion of the Company, a hazardous condition exists or immediate action is necessary to protect persons from bodily injury. Such interruption shall continue until the condition has been corrected by the Customer. The Company's duly authorized representatives shall have the right of access at any reasonable time to Customer's steam distribution system and interconnection points for the purpose of performing safety inspections of the Customer's equipment and installation. The Customer also shall have the right to discontinue the purchase of steam from the Company upon notice to the Company, or immediately in the case of an emergency, if a condition exists with respect to the Company's Facility or the quality of the steam which may injuriously affect the property of Customer or its Ancillary Customers or the persons they serve. The discontinuance of purchase of steam by the Customer shall continue until the condition has been corrected by the Company.

          Section 3.03.  Default by the Company; Remedies; Take-over of
     Facility.

          In the event that

          A.  The Company (or, alternatively, for the purposes of this Section
3.03 only, any entity having assumed responsibility for operation of the Facility) shall file a petition or answer or consent seeking relief under Title 11 of the United States Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or similar law, or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking of possession of the Company, or any part of its property, by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official, or the Company shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

          B. A decree or order shall be entered by a court having jurisdiction in the premises for relief in respect of the Company under Title 11 of the United States Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, or of any part of its property, or ordering the winding up or liquidation of the affairs of the Company, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          C. The Company (except for interruptions of service which are the fault of the Customer or which are permitted under Section 3.02) shall fail to supply steam to the Customer at the pressures and temperature and meeting the other requirements of this Agreement for more than 6 consecutive hours, provided, however, that the Company shall not be deemed to have failed to supply steam for six consecutive hours if, within six hours following an interruption of the supply of steam attributable to the involuntary outage of both gas turbines of the Facility due to causes beyond the reasonable control of the Company, it shall have commenced delivery of at least 250,000 pounds per hour of steam from the Existing Plant and shall continue to fire additional boilers in the Existing Plant to the extent necessary to meet Customer's additional demands for steam as promptly as is practical and consistent with the preservation and protection of such boilers.

          THEN, the Customer

          (1) may, if the interruption in service is caused by an inability to produce and deliver steam from both the Facility and the Existing Plant (A) require the Company immediately to make other arrangements for the delivery of steam to the Customer to meet its requirements and those of its Ancillary Customers, in which case the Customer shall be required to pay for the steam so delivered at the rate determined by the Company to be necessary to reimburse the Company for the cost of providing such steam or (B) if the Company shall have failed to make other arrangements for the delivery of steam to the Customer within such period of time as the Customer shall determine necessary under the circumstances, make its own arrangements for purchase of steam from others or the production of steam from its Existing Plant during the period of the interruption, and in either of such events, the Customer shall be entitled to receive reimbursement from the Company for any amounts paid by the Customer for the purchase of steam, or for the cost to the Customer for its production of steam, which are in excess ("the excess steam payments") of the amounts that it would have otherwise been required to pay under the provisions of Sections 2.01 through 2.03, together with interest on the excess steam payments at the rate of interest announced by Chase Manhattan Bank at its principal office in the City of New York, New York, as its prime rate at the time the excess steam payments are made ("interest"), out of the first available cash flow (before payment of debt service on any Financing) of the Company generated after resumption of normal service; or

          (2) may, if the Company does not reimburse the Customer for all excess steam payments, with interest, theretofore made by the Customer within 12 months after the interruption of service, and thereafter supply steam at the prices provided for in this Agreement or reimburse the Customer on a current basis, with interest, for any continuing excess steam payments made by the Customer, terminate this Agreement on thirty (30) days prior written notice to the Company and to the court, if any, having jurisdiction over any insolvency or similar proceeding with respect to the Company; or

          (3) may (except for a default under paragraph C above caused by force majeure which does not continue for more than thirty (30) days) immediately assume operating control of the Facility and, upon such assumption, may continue operating control until (i) the normal restoration of the supply of steam by the Company in the case of default under paragraph C above, or (ii) in the case of default under paragraph A or B above, the earliest of a final legal arrangement made by a court of competent jurisdiction, or a final private legal arrangement made among all parties to the Financing and the Company's customers, or (iii) in any case, the Customer's election to discontinue operating control as hereinafter provided. The Customer's election to assume operating control of the Facility shall be communicated to the Company and to the court, if any, having jurisdiction over any insolvency or similar proceeding with respect to the Company by delivery of written notice or delivery of telephonic notice confirmed in writing within 24 hours. Thereafter, the Customer shall be entitled to the immediate possession and control of the Facility, to the assignment of (i) all supply, gas, fuel and other contracts relating to the operation of the Facility, other than contracts for the long term supply of gas and related transportation arrangements ("the long term gas supply and transportation agreements") and (ii) all contracts for the purchase and sale of electricity, steam or other power or energy in any form from the Facility and to the right to enforce in the name of the Customer or the Company the long term gas supply and transportation agreements pursuant to such documents or instruments as are reasonably satisfactory to the Customer. Each of such contracts shall be assignable to or enforceable by the Customer, as the case may be, at its option upon the occurrence of such default, and a true copy of each of the contracts shall be delivered to the Customer upon its execution. None of such contracts shall prohibit its assignment to or enforcement by Customer, as the case may be, without its assumption of the contract; provided, however, that the Customer shall be liable for the obligations it incurs during the period of its assumption of operating control of the Facility. The Company, all fiduciaries, persons and entities acting on behalf of the Company, and all parties having a security interest in the Facility or in any related contracts, shall cooperate with the Customer in order to permit the assumption of operating control by the Customer as expeditiously as possible.

          During any period that the Customer has assumed operating control of the Facility, the Customer shall reasonably endeavor to produce and deliver steam in the amounts contemplated by this Agreement and the maximum amount of electrical energy consistent with it and shall be liable for the payment of all fuel, maintenance, ordinary repairs, insurance and other operating costs of the Facility incurred during the period of Customer's operating control (the "operating costs"), exclusive of debt service payments on any Financing ("the debt service"). Operating costs shall not include obligations under, and the Customer shall have no obligation to assume, any employment agreements, labor agreements, service agreements, rental agreements or similar agreements, but to the extent that the Customer elects to assume such obligations, they shall be included in operating costs. The only obligation of the Customer with respect to the debt service shall be to pay the amounts provided for in Sections 2.01 through 2.03, if any, net after the deduction of all operating costs, to any trustees (the "trustees") for the investors in the Financing, or, absent the existence of any such trustees, directly to the investors in the Financing, as their interests may appear, for application to the debt service.

          The Customer shall also pay over to the trustees, or the investors, as the case may be, all revenues received from the production and delivery of electrical energy from the Facility to any purchaser of it, net after deduction of the amount, if any, by which the operating costs exceed the amounts provided for in Sections 2.01 through 2.03 (the "operating deficiency"). The Customer shall have no other liability whatsoever with respect to the Facility or its operation during the period of its operating control of the Facility. If the Customer has an operating deficiency at the time of its cessation of operating control for any reason, it shall be entitled to recoup the amount of the operating deficiency, with interest, by an offset against any subsequent amounts payable by it pursuant to Sections 2.01 through 2.03 or to recover the operating deficiency as an element of its damages.

          Upon Customer's assumption of operating control of the Facility, the Company or any fiduciary or other person or entity acting on behalf of the Company shall deliver custody to the Customer of all books, records and documents relating to the operation of the Facility. The

Customer may at any time discontinue operating control of the Facility on 30 days written notice stating the effective date of its discontinuance given to the Company and to the court, if any, having jurisdiction over any insolvency or similar proceeding with respect to the Company. Upon written request made by the holders of any Permitted Mortgage in the exercise of the right, if any, of the holders to assume operating control of the Facility provided for under such Permitted Mortgage and contemplated under a Consent and Agreement, the Customer shall discontinue the Customer's operating control of the Facility as promptly as is reasonably practical and in any event not later than 10 days after receiving such request, unless Customer shall have cured the default or event of default, if permitted by the Lease, giving rise to the exercise of such right under such Permitted Mortgage. Upon the discontinuance of operating control of the Facility by the Customer for any reason, the Customer shall relinquish its interest in any contracts and rights assigned to it pursuant to this Section
3.03 (subject to the Customer's continuing security interest in the contracts and its right to their reassignment upon Customer's resumption of operating control of the Facility thereafter) and shall have no further liability with respect to the Facility or operating costs, other than its obligations under Sections 2.01 through 2.04, subject, however, to Customer's right to recoupment of the operating deficiency and reimbursement of the excess steam payments by means of a set off or otherwise.

          The Company shall remain liable to the Customer for any operating deficiency and any excess steam payments for which it shall not have been reimbursed, which liability shall survive the expiration or sooner termination of this Agreement.

          The remedies provided in this Section 3.03 shall be in addition to every other right or remedy which the Customer may have at law or in equity or by statute or otherwise, for the defaults enumerated in this Agreement or for any other breach of this Agreement, including, without limitation, the right to recover damages, excluding consequential damages, for breach of this Agreement; provided, however, that the Customer shall have no right to terminate this Agreement, the Operating Agreement or the Lease Agreement (collectively the "Agreements"), except as expressly provided in the Agreements. Each right and remedy shall be cumulative and the exercise by the Customer of any one or more of its rights or remedies shall not preclude the simultaneous or later exercise by the Customer of any or all other rights or remedies it may have, and all of such rights and remedies shall survive the expiration or termination of this Agreement.

                                   ARTICLE IV

                                    SECURITY
                                    --------

          As security for the performance of the obligations of the Company, the Contractor or their subsidiaries or affiliated entities or ventures (collectively the "Obligors") under and throughout the Term of the Agreements, the Company shall grant or cause to be granted to Customer (i) a mortgage lien in the principal amount of Twenty Million Dollars ($20,000,000.00) and a security interest of the highest priority available on the Facility, (ii) a security interest of the highest priority available in all supply, gas, fuel and other contracts of any of the Obligors, and in all property interests or rights which the Obligors shall have or acquire in any natural gas or other fuel, related to their performance and (iii) a security interest of the highest priority available in all contracts of any of the Obligors for the sale of electricity, steam or other power or energy in any form from the Facility.

          The "highest priority available" shall mean (i) a first mortgage lien or a first security interest or (ii) a mortgage lien or security interest subordinate only to the rights, as secured parties, of the holders of Permitted Mortgages.

          The Company agrees to execute and deliver, or cause to be executed or delivered, to Customer all security agreements, mortgages and other documents as the Customer shall reasonably request in order to effectuate the foregoing. The Customer agrees to execute and deliver a Consent and Agreement, in the form annexed to this Agreement as Exhibit F (a "Consent and Agreement"), with respect to every Permitted Mortgage, and such other instruments of acknowledgement, recognition or subordination with respect to the mortgage and security interests to be granted to Customer pursuant to this Article, as the holders of any Permitted Mortgage may reasonably request to give effect to the subordination contemplated by this Article IV and the Consent and Agreement, provided always, that any instrument or document required of the Customer shall not be inconsistent with the Agreements, as they may be modified by a Consent and Agreement. The Company shall bear all costs incurred by either the Company or the Customer in the preparation or provision of any of the instruments and documents described in the immediately preceding sentence, and in the filing or recording of any of the documents described in this paragraph, including, any mortgage recording taxes.

                                   ARTICLE V

                                   INDEMNITY
                                   ---------

          Section 5.01.

          The Company shall indemnify and hold the Customer harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, attorneys fees and fees of other professionals and experts (collectively "claims"), which may be imposed upon, incurred by or asserted against the

Customer because of any of the following, unless the claims arise as a consequence of the action or failure to act by the Customer:

          (i) Any work or thing done in, on or about the Facility;

          (ii) Any use, non-use, possession, occupation, condition, operation, maintenance or management of the Facility or any part of it;

          (iii) Any act or omission of the Company or any of its agents, contractors, servants, employees, licensees or invitees; or

          (iv) Any accident, injury or death to any person or damage to property occurring in, on or about the Facility.

          Section 5.02.

          The Customer shall indemnify and hold the Company (including for this purpose any corporation, partnership or other entity controlling, controlled by or under common control with, the Company) harmless from and against any and all claims which may be imposed upon, incurred by or asserted against the Company because of any of the following, unless said claims arise as a consequence of the action or failure to act by the Company:

          (i) any work or thing done in, on or about the premises of the Customer (excluding the Facility, except to the extent that they arise as a consequence of the action or failure to act by the Customer);

          (ii) any use, non-use, possession, occupation, condition, operation, maintenance or management of the premises of the Customer (excluding the Facility, except to the extent that they arise as a consequence of the action or failure to act by the Customer);

          (iii) any act or omission of the Customer or any of its agents, contractors, servants, employees, licensees, or invitees;

          (iv) any accident, injury or death to any person or damage to property occurring in on or about the premises of the Customer (other than the Facility, except to the extent that they arise as a consequence of the action or failure to act by the Customer).

          Section 5.03.

          The indemnification of the Company by the Customer and the Customer by the Company pursuant to this Article shall in all events be limited by the applicable provisions of Article 19 and Section 11.03 of the Lease Agreement.

          Section 5.04.

          The provisions of this Article shall survive the expiration or earlier termination of this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

          Section 6.01.  Customer Training.

          Throughout the Term of this Agreement, the Company, at its sole cost and expense, (i) shall provide the Customer from time to time complete and up to date operating manuals, instructions and other documents and information relating to the operation and maintenance of the Facility and (ii) shall provide training to employees of the Customer, designated by it from time to time, in the operation and maintenance of the Facility by the Company's personnel regularly employed at the Facility.

          Section 6.02.  Pledge or Assignment.

          The Company may at any time or from time to time assign its rights under this Agreement, including its right to receive payments under it, (i) to any corporation, partnership or other entity controlling, controlled by, or under common control with the Company, or (ii) as security for the investors and other participants in any Financing and any Permitted Mortgage from time to time outstanding, and thereafter this Agreement shall not be terminated, modified or changed by the mutual consent of the parties except as may be permitted, and subject to any conditions imposed, by the terms and provisions of each such assignment as security. Except as otherwise expressly permitted by this Section, this Agreement shall not be assigned or pledged by the Company without the prior written consent of the Customer. Upon the request of the Company, the Customer shall execute and deliver such appropriate instruments of estoppel with respect to the continuing authorization and validity of the Agreements and the existence of defaults under them, and shall provide opinions of its counsel as to the due authorization and execution of the Agreements by, and their binding effect upon, the Customer, as may reasonably be requested by the investors or other participants in a Financing as a condition to any extension of credit or advance or funds in conjunction with it, provided, however, that the Company shall bear the costs of the Customer's provision of such instruments and opinions.

          Section 6.03.  Notices.

          All notices required or permitted to be given hereunder shall be in writing and shall be deemed to be effective when delivered personally or five days after deposited in the U.S. mails, certified or registered mail, postage prepaid, return receipt requested, addressed, if to the Company, to

          Project Orange Associates, L.P.

          630 First Avenue, Suite 30C
          New York, New York 10016 and

          650 North Belt
          Houston, Texas 77060

          with a copy to:

          Kronish, Lieb, Weiner & Hellman
          1345 Avenue of the Americas
          New York, New York 10105
          Attention:  Russell S. Berman, Esq., and

          To the holders of a Permitted Mortgage identified, and at the address stated, in a written notice by the Company to the Customer or, if to the Customer, to

          Syracuse University
          Skytop Office Building
          Syracuse, New York 13244-5300
          Attention:  Senior Vice President for Business and Finance or
                      Successor

          with a copy to:

          Bond, Schoeneck & King
          One Lincoln Center
          Syracuse, New York 13202
          Attention:  Anthony R. Pittarelli, Esq.

          or such other addresses as either party shall designate by delivery of notice as aforesaid.

          Section 6.04.  Severability.

          If any clause, provision or section of this Agreement shall be found to be invalid by any court of competent jurisdiction, the invalidity thereof shall not change the validity or effectiveness of the remaining provisions hereof.

          Section 6.05.  Choice of Law.

          This Agreement shall be construed in accordance with, and any dispute arising in connection herewith shall be governed by, the laws of the State of New York applicable to contracts made and to be performed in such state.

          Section 6.06.  Entire Agreement; Amendments.

          This Agreement constitutes the entire agreement between the parties with respect to the matters contained herein and all prior agreements or arrangements with respect to such matters (including the Prior Agreement) are superseded. Customer is not relying on any representation or agreement other than those set forth or provided for in the Agreements. No amendment, modification or change of any of the provisions of this Agreement shall be of any force or effect unless duly executed by the party against which enforcement of it is sought. No mutual termination or mutual cancellation of this Agreement and no termination of this Agreement by the Company shall be of any force or effect unless approved in writing by the holders of each Permitted Mortgage.

          Section 6.07.  Waivers.

          No failure by the Customer or the Company to insist upon the strict performance of any agreement, term, covenant or condition of this Agreement or to exercise any right or remedy upon a breach of any of them, and no acceptance of full or partial performance during the continuation of any breach, shall constitute a waiver of the breach or of the agreement, term, covenant or condition. No agreement, term, covenant or condition to be performed or complied with by the Company or the Customer, and no breach of any of them, shall be waived, altered or modified except by a written instrument executed by the Customer or the Company, as the case may be. No waiver of any breach shall affect or alter this Agreement, and each and every agreement, term, covenant and condition of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach. No waiver by the Company shall be of any force or effect unless approved in writing by the holders of each Permitted Mortgage.

          Section 6.08.  Termination.

          If the guaranty by the Approved Operator required by Section 7.01 of the Operating Agreement shall not be delivered to Customer by March 15, 1990, Customer may, upon fifteen days written notice to the Company, terminate this Agreement.

          Section 6.09.  Approval.

          The obligations of the parties under this Agreement are contingent upon the approval of this Agreement by the Board of Trustees of Customer. If such approval is not granted by March 5, 1990, either party may terminate this Agreement upon fifteen days written notice to the other.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives.

                              PROJECT ORANGE ASSOCIATES, L.P.

                              By: G.A.S. Orange Partners, L.P., its general partner

                              By: G.A.S. Orange Development, Inc., its general partner

                              By: /s/ Adam H. Victor
                                 ___________________________________
                                 Title: President

                              SYRACUSE UNIVERSITY

                              By: /s/ Louis G. Marcoccia
                                 ___________________________________

          STATE OF NEW YORK   )
                              ) ss.
          COUNTY OF NEW YORK  )

          On this 3rd day of May, 1990, before me personally came ADAM
VICTOR to me known, who being by me duly sworn, did depose and say that he resides in New York, New York, that he is the President of G.A.S. ORANGE DEVELOPMENT, INC., the General Partner of G.A.S. Orange Partners, L.P., which is the General Partner of Project Orange Associates L.P., the partnership described in this instrument, and that he had authority to sign this instrument and he acknowledged to me that he executed the instrument as the act and deed of the partnership.

                              /s/ Joan F. Carey
                              __________________________________________
                              Notary Public


          STATE OF NEW YORK   )
                              ) ss.
          COUNTY OF NEW YORK  )

          On this 27th day of February, 1990, before me personally came LOUIS G. MARCOCCIA to me known, who being by me duly sworn, did depose and say that he resides in Cazenovia, New York, that he is the Senior Vice President of SYRACUSE UNIVERSITY, the corporation described in and which executed the above instrument; that he knows the seal of the corporation; that the seal affixed to the instrument is the corporate seal; and that he signed his name to the instrument.

                               /s/
                               __________________________________________
                               Notary Public

                                   EXHIBIT A
                                   ---------

          [Metes and bounds description of the leased premises. The leased premises are shown on the map attached to this Exhibit A. A metes and bounds description of the leased premises shall be inserted in this Exhibit A as soon as it is available.]

          Together with a non-exclusive easement to Tenant, its successors and assigns, upon, over and across the premises of Landlord lying between the leased premises and Landlord's existing steam plant ("the steam plant") for ingress and egress to and from the leased premises and McBride Street.

          Excepting and reserving from the leased premises the existing transformers and the building in which they are housed (collectively "the transformer building"), easements to Landlord, its successors and assigns upon, over, across and under the leased premises (i) for the entry and passage of pedestrians, vehicles and machines to and from Landlord's transformer building, chilled water plant ("the chilled water plant") located adjacent to the leased premises, and the steam plant, including, without limitation, an easement over an area five feet in width along the west wall of the transformer building, an area twenty feet in width along the north wall of the transformer building, and, if Tenant shall not have constructed a common wall along the east and south walls of the transformer building, an easement three feet in width along the east and south walls of the transformer building, an easement over an area fifteen feet in width along the west wall and the north wall of the chilled water plant and an easement over an area at least ten feet in width, and, depending on the final design of the Cogeneration Plant, as much as fifteen feet in width, along the east wall of the Riley Plant, as indicated on the dotted area on the map attached, and (ii) for the installation, repair, replacement and maintenance of lines for the transmission of electrical power, communications, water, steam, condensate, fuel and other utilities, consisting of overhead or underground poles, lines, conduits, pipes, mains, ducts, manholes, and other appurtenant and supporting facilities, apparatus and structures as Landlord may now or from time to time deem necessary for the operation of the transformer building, the chilled water plant and the steam plant.

          The precise location of the easements granted and reserved shall be determined and confirmed by Landlord and Tenant upon the completion of the Plans for the Cogeneration Plant. Landlord shall have the right to relocate such easements from time to time provided such relocation does not unreasonably interfere with Tenant's operation of the Cogeneration Plant.

                                      A-2